UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 6, 2006

K-TRON INTERNATIONAL, INC.
(Exact Name of Registrant Specified in Charter)

New Jersey	0-9576	22-1759452
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

Routes 55 & 553, P.O. Box 888, Pitman, New Jersey	08071-0888
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (856) 589-0500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Base Salaries. On March 6, 2006, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of K-Tron International, Inc. approved base salaries, effective April 3, 2006, for the executive officers of the Company in the amounts indicated below:

Name	Base Salary Amount
Edward B. Cloues, II	$495,400
Kevin C. Bowen	$238,250
Lukas Guenthardt	$210,650
Donald W. Melchiorre	$225,000
Ronald R. Remick	$227,750

Annual Cash Incentive Awards. On March 6, 2006, the Committee also approved annual cash incentive awards for 2005 payable to the same executive officers, as follows:

Name	Annual Incentive Award
Edward B. Cloues, II	$380,000
Kevin C. Bowen	$105,000
Lukas Guenthardt	$ 93,000
Donald W. Melchiorre	$143,000
Ronald R. Remick	$116,000

The annual cash incentive awards were made pursuant to bonus guidelines used in the preparation of the Company’s budget for 2005. Although the budget was approved by the Board of Directors, including both members of the Committee, the Committee retained full discretion to make such specific incentive bonus awards, if any, as it deemed appropriate, after the end of the year. The awards made were based on the Company’s achievement of its earnings per share target for 2005, the amount of pre-tax income generated by the Company in excess of what was necessary to achieve that earnings per share target and the assessed contribution of each executive to the Company’s success. As a starting point, the Committee considered the target bonus for each executive used in the 2005 budget, which was the same target bonus (as a percent of base salary) used for the past several years. This target was 50% of base salary for Mr. Cloues, the Company’s Chairman and Chief Executive Officer, and 30% of base salary for the other executive officers, but the annual cash incentive award for any executive may be more or less than the applicable target, depending on the Company’s financial performance, the Committee’s assessment of the executive’s contribution and such other factors as the Committee may choose to consider.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-TRON INTERNATIONAL, INC.

By:	EDWARD B. CLOUES, II
Edward B. Cloues, II
Chairman of the Board and
Chief Executive Officer

Dated: March 10, 2006